Exhibit 99.1

DXC Technology Reports First Quarter Fiscal Year 2026 Results

•Total revenue of $3.16 billion, down 2.4% YoY (down 4.3% on an organic basis)(1)
•EBIT margin of 2.4%, and adjusted EBIT(2) margin of 6.8%
•Diluted earnings per share was $0.09 vs. $0.14 in the prior year quarter; Non-GAAP diluted earnings per share(3) was $0.68, down 9.3% YoY
•Bookings of $2.8 billion, up 14% YoY
•Repurchased $50 million of shares

ASHBURN, VA, July 31, 2025 – DXC Technology (NYSE: DXC) today reported results for the first quarter fiscal 2026.

"We delivered first quarter results at the high end of our guidance for both organic revenue growth and adjusted EBIT margin, with non-GAAP EPS exceeding expectations. For the third straight quarter, we reported double digit bookings growth, a clear sign we are connecting better with clients,” said DXC Technology President and CEO, Raul Fernandez. “We're embedding AI across our solutions and combining it with our full-stack expertise to help clients unlock insights and drive outcomes. With a strong foundation in place, we’re confident in our direction."

Financial Highlights - First Quarter Fiscal Year 2026

•Total revenue was $3.16 billion, down 2.4% year-over-year (down 4.3% on an organic basis).(1)
•EBIT was $75 million, down 15.7% year-over-year with a corresponding margin of 2.4%. Adjusted EBIT(2) was $216 million, down 3.6% year-over-year, with a corresponding margin(2) of 6.8%.
•Diluted earnings per share was $0.09, down 35.7% year-over-year. Non-GAAP diluted earnings per share(3) was $0.68, down 9.3% year-over-year.
•Cash generated from operations was $186 million, down 21.8% year-over-year. Free cash flow(4) was $97 million, compared to $45 million in the first quarter of fiscal year 2025.
•Bookings of $2.8 billion increased 14% year-over-year, with a book to bill ratio of 0.90x.
•Returned $50 million of capital to shareholders by repurchasing approximately 3.3 million shares.

(1) Revenue growth on an organic basis is a non-GAAP measure and is calculated by restating current-period activity using the prior fiscal period's foreign currency exchange rates, adjusted for the impact of acquisitions and divestitures. A reconciliation of GAAP to non-GAAP measure are attached to this release.
(2) Adjusted EBIT and Adjusted EBIT margin are non-GAAP measures. Reconciliations of GAAP Net Income to such measures are attached to this release.
(3) Non-GAAP diluted earnings per share is a non-GAAP measure. A reconciliation of GAAP diluted earnings per share to non-GAAP diluted per share is attached to this release.
(4) Free cash flow is a non-GAAP measure, calculated by subtracting capital expenditures (Purchase of Property, Plant & Equipment, Transition and Transformation Contract Costs and Software Purchased or Developed) from cash flow from operations.

Segment Highlights - First Quarter Fiscal Year 2026

Consulting and Engineering Services ("CES")
•Revenue was $1,246 million, down 2.7% year-over-year (down 4.4% on an organic basis).(1)
•Segment profit was $105 million, down 14.6% year-over-year, with a corresponding margin of 8.4%.
•Bookings increased 32% year-over-year, with a book to bill ratio of 1.19x, compared to 0.88x during the first quarter of fiscal 2025.

Global Infrastructure Services ("GIS")
•Revenue was $1,600 million, down 3.5% year-over-year (down 5.7% on an organic basis).(1)
•Segment profit was $97 million, down 4.0% year-over-year, with a corresponding margin of 6.1%.
•Bookings increased 4% year-over-year, with a book to bill ratio of 0.74x, compared to 0.69x during the first quarter of fiscal 2025.

Insurance Services ("Insurance")
•Revenue was $313 million, up 5.4% year-over-year (up 3.6% on an organic basis).(1)
•Segment profit was $33 million, down 25.0% year-over-year, with a corresponding margin of 10.5%.
•Bookings declined 19% year-over-year, with a book to bill ratio of 0.54x, compared to 0.70x during the first quarter of fiscal 2025.

Full Year Fiscal 2026 and Second Quarter Fiscal Year 2026 Guidance

Full Year Fiscal 2026
•Total revenue in the range of $12.61 billion and $12.87 billion, a decline of 5.0% to 3.0% year-over-year on an organic basis.(1)
•Adjusted EBIT margin(2) in the range of 7.0% to 8.0%.
•Non-GAAP diluted EPS(3) in the range of $2.85 to $3.35, compared to the prior guidance of $2.75 to $3.25.
•Free Cash Flow(4) of ~$600 million.

Second Quarter Fiscal 2026
•Total revenue in the range of $3.15 billion and $3.18 billion, a decline of 4.5% to 3.5% year-over-year on an organic basis.(1)
•Adjusted EBIT margin(2) in the range of 6.5% to 7.5%.
•Non-GAAP Diluted EPS(3) in the range of $0.65 to $0.75.

Additional metrics for the second quarter and full year fiscal 2026 guidance are presented in the table below.

Revenue	Q2 FY26 Guidance		FY26 Guidance
	Lower End	Higher End	Lower End	Higher End
YoY Organic Revenue %	(4.5)%	(3.5)%	(5.0)%	(3.0)%
Acquisition & Divestitures Revenues %	(0.2)%		(0.1)%
Foreign Exchange Impact on Revenues %	1.8%		3.1%
Others
Net Interest Expense ($M)	~$12		~$60
Non-GAAP Tax Rate	~40%		~35%
Foreign Exchange Assumptions	Current Estimate		Current Estimate
$/Euro Exchange Rate	$1.15		$1.15
$/GBP Exchange Rate	$1.35		$1.35
$/AUD Exchange Rate	$0.66		$0.66

DXC does not provide reconciliations of non-GAAP measures included in its guidance because certain key information necessary for such reconciliations—most notably the impact of significant non-recurring items—is unavailable without unreasonable effort or may not be available at all. As a result, DXC believes any such reconciliation would not be meaningful.

Earnings Conference Call and Webcast

DXC Technology senior management will host a conference call and webcast to discuss first quarter fiscal 2026 results at 5:00 p.m. ET on July 31, 2025. The dial-in number for domestic callers is 888-330-2455. Callers who reside outside of the United States should dial +1-240-789-2717. The passcode for all participants is 4164760#. The webcast audio and any presentation slides will be available through a link posted on DXC Technology’s Investor Relations website.

A replay of the conference call will be available approximately two hours after its conclusion until 11:59 PM ET on August 7, 2025, at 800-770-2030 for domestic callers and at +1-647-362-9199 for international callers. The replay passcode is 4164760#. A transcript of the conference call will be posted on DXC Technology’s Investor Relations website.

About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. The world’s largest companies and public sector organizations trust DXC to deploy services to drive new levels of performance, competitiveness, and customer experience across their IT estates. Learn more about how we deliver excellence for our customers and colleagues at DXC.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this document may constitute “forward-looking statements” that are based on the Company’s current assumptions regarding future operating or financial performance. These statements involve numerous risks, uncertainties and other important factors that could cause actual results to differ materially from those described in forward-looking statements, many of which are outside of our control, and include, but are not limited to: our inability to succeed in our strategic objectives; the risk of liability, reputational damages or adverse impact to business due to service interruptions from security breaches, cyber-attacks, other security incidents or disclosure of confidential information or personal data; compliance, or failure to comply, with obligations arising under new or existing laws, regulations, and customer contracts relating to the privacy, security and handling of personal data; our product and service quality issues; our inability to develop and expand our service offerings to address emerging business demands and technological trends, including our inability to sell differentiated services amongst our offerings and the competitive pressures faced by our business; our inability to compete in certain markets and expand our capacity in certain offshore locations; failure to maintain our credit rating and ability to manage working capital, refinance and raise additional capital for future needs; difficulty in understanding the changes to our business model by equity research or industry analysts or our failure to meet our publicly announced financial guidance; public health crises; our indebtedness and potential material adverse effect on our financial condition and results of operations; our inability to accurately estimate the cost of services, and the completion timeline of contracts; failure by us or third party partners to deliver on commitments or otherwise breach obligations to our customers; the risks associated with climate change and natural disasters; increased scrutiny of, and evolving expectations for, sustainability and environmental, social and governance initiatives; our inability to attract and retain key personnel and maintain relationships with key partners; the risks associated with prolonged periods of inflation or adverse changes in macroeconomic conditions; the risks associated with our international operations, such as risks related to currency exchange rates; our inability to comply with existing and new laws and regulations, including social and environmental responsibility regulations, policies and provisions; our inability to achieve the expected benefits of our restructuring plans; our inadvertent infringement of third-party intellectual property rights or infringement of our intellectual property rights by third parties; our inability to procure third-party licenses required for the operation of our products and service offerings; risks associated with disruption of our supply chain or increases in procurement costs, including as a result of ongoing trade tensions and tariff changes; our inability to maintain effective disclosure controls and internal control over financial reporting; potential losses due to asset impairment charges; our inability to pay dividends or repurchase shares of our common stock; pending investigations, claims and disputes and any adverse impact on our profitability and liquidity; disruptions in the credit markets, including disruptions that reduce our customers’ access to credit and increase the costs to our customers of obtaining credit; counterparty default risk in our hedging program; our failure to bid on projects effectively; financial difficulties of our customers and our inability to collect receivables; our inability to maintain and grow our customer relationships over time and to comply with customer contracts or government contracting regulations or requirements; our inability to succeed in our strategic transactions; changes in tax rates, tax laws, and the timing and outcome of tax examinations; risks related to our completed strategic transactions; volatility of the price of our securities, which is subject to market and other conditions. For a written description of these factors, see our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and any updating information in subsequent SEC filings. Any forward-looking statement contained herein speaks only as of the date on which it is made. Except as required by law, we assume no obligation to update or revise any forward-looking statements.

About Non-GAAP Measures

In an effort to provide investors with supplemental financial information, in addition to the preliminary and unaudited financial information presented on a GAAP basis, we also disclose in this press release preliminary non-GAAP information including: earnings before interest and taxes ("EBIT"), EBIT margin, adjusted EBIT, adjusted EBIT margin, non-GAAP diluted EPS, organic revenues, organic revenue growth, free cash flow, and non-GAAP tax rate.

We believe EBIT, adjusted EBIT, non-GAAP income before income taxes, non-GAAP net income, non-GAAP net income attributable to DXC common stockholders, and non-GAAP EPS provide investors with useful supplemental information about our operating performance after excluding certain categories of expenses as well as gains and losses on certain dispositions and certain tax adjustments.

We believe constant currency revenues provides investors with useful supplemental information about our revenues after excluding the effect of currency exchange rate fluctuations for currencies other than U.S. dollars in the periods presented. See below for a description of the methodology we use to present constant currency revenues.

One category of expenses excluded from adjusted EBIT, non-GAAP income before income tax, non-GAAP net income, non-GAAP net income attributable to DXC common stockholders, and non-GAAP EPS, incremental amortization of intangible assets acquired through business combinations, if included, may result in a significant difference in period over period amortization expense on a GAAP basis. We exclude amortization of certain acquired intangible assets as these non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Although DXC management excludes amortization of acquired intangible assets, primarily customer-related intangible assets, from its non-GAAP expenses, we believe it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and support revenue generation. Any future transactions may result in a change to the acquired intangible asset balances and associated amortization expense.

Another category of expenses excluded from adjusted EBIT, non-GAAP income before income tax, non-GAAP net income, non-GAAP net income attributable to DXC common stockholders, and non-GAAP EPS is impairment losses, which, if included, may result in a significant difference in period-over-period expense on a GAAP basis. We exclude impairment losses as these non-cash amounts reflect generally an acceleration of what would be multiple periods of expense and are not expected to occur frequently. Further, assets such as goodwill may be significantly impacted by market conditions outside of management’s control.

Selected references are made to revenue growth on an “organic basis” in order that certain financial results can be viewed without the impact of fluctuations in foreign currency rates and without the impacts of acquisitions and divestitures, thereby providing comparisons of operating performance from period to period of the business that we have owned during both periods presented. Organic revenue growth is calculated by dividing the year-over-year change in GAAP revenues attributed to organic growth by the GAAP revenues reported in the prior comparable period. Organic revenue is calculated as constant currency revenue excluding the impact of mergers, acquisitions or similar transactions until the one-year anniversary of the transaction and excluding revenues of divestitures during the reporting period. This approach is used for all results where the functional currency is not the U.S. dollar. We believe organic revenue growth provides investors with useful supplemental information about our revenues after excluding the effect of currency exchange rate fluctuations for currencies other than U.S. dollars and the effects of acquisitions and divestitures in both periods presented.

Free cash flow represents cash flow from operations, less capital expenditures. Free cash flow is utilized by our management, investors, and analysts to evaluate cash available for normal business operations, to pay debt, repurchase shares, and provide further investment in the business.

There are limitations to the use of the non-GAAP financial measures presented in this report. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between our non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Additionally, other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between companies. Selected references are made on a “constant currency basis” so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby providing comparisons of operating performance from period to period. Financial results on a “constant currency basis” are non-GAAP measures calculated by translating current period activity into U.S. Dollars using the comparable prior period’s currency conversion rates. This approach is used for all results where the functional currency is not the U.S. Dollar.

# # #

Contact:

Roger Sachs, CFA, Investor Relations, +1-201-259-0801, roger.sachs@dxc.com
Suzanne Cross, Corporate Media Relations, +1-518-506-8848, suzanne.cross@dxc.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended
(in millions, except per-share amounts)	June 30, 2025	June 30, 2024

Revenues	$3,159	$3,236

Costs of services	2,388	2,526
Selling, general and administrative	394	301
Depreciation and amortization	304	326
Restructuring costs	37	39
Interest expense	54	72
Interest income	(46)	(51)
Other income, net	(39)	(45)
Total costs and expenses	3,092	3,168

Income before income taxes	67	68
Income tax expense	49	43
Net income	18	25
Less: net income (loss) attributable to non-controlling interest, net of tax	2	(1)
Net income attributable to DXC common stockholders	$16	$26

Income per common share:
Basic	$0.09	$0.14
Diluted	$0.09	$0.14

Weighted average common shares outstanding for:
Basic EPS	181.10	179.66
Diluted EPS	184.96	182.93

Selected Condensed Consolidated Balance Sheet Data
(preliminary and unaudited)

	As of
(in millions)	June 30, 2025	March 31, 2025
Assets
Cash and cash equivalents	$1,792	$1,796
Receivables, net	3,056	2,972
Prepaid expenses	530	477
Other current assets	98	118
Total current assets	5,476	5,363

Intangible assets, net	1,511	1,642
Operating right-of-use assets, net	735	635
Goodwill	532	526
Deferred income taxes, net	878	819
Property and equipment, net	1,247	1,253
Other assets	3,059	2,967
Total Assets	$13,438	$13,205

Liabilities
Short-term debt and current maturities of long-term debt	$929	$880
Accounts payable	650	549
Accrued payroll and related costs	639	571
Operating lease liabilities	252	227
Accrued expenses and other current liabilities	1,265	1,358
Deferred revenue and advance contract payments	722	762
Income taxes payable	40	64
Total current liabilities	4,497	4,411

Long-term debt, net of current maturities	3,100	2,996
Non-current deferred revenue	631	635
Non-current operating lease liabilities	518	444
Non-current income tax liabilities and deferred tax liabilities	499	495
Other long-term liabilities	763	734
Total Liabilities	10,008	9,715

Total Equity	3,430	3,490

Total Liabilities and Equity	$13,438	$13,205

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended
(in millions)	June 30, 2025	June 30, 2024
Cash flows from operating activities:
Net income	$18	$25
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	309	333
Goodwill impairment losses	14	—
Operating right-of-use expense	76	80
Share-based compensation	22	23
Deferred taxes	(12)	(50)
Gain on dispositions	(1)	(1)
Provision for losses on accounts receivable	—	7
Unrealized foreign currency exchange gain	(47)	—
Impairment losses and contract write-offs	1	4
Other non-cash charges, net	(3)	5
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in assets	90	161
Decrease in operating lease liability	(76)	(80)
Decrease in other liabilities	(205)	(269)
Net cash provided by operating activities	186	238

Cash flows from investing activities:
Purchases of property and equipment	(43)	(48)
Payments for transition and transformation contract costs	(30)	(38)
Software purchased and developed	(16)	(107)
Proceeds from sale of assets	10	5
Other investing activities, net	2	—
Net cash used in investing activities	(77)	(188)

Cash flows from financing activities:
Borrowings of commercial paper	—	323
Repayments of commercial paper	—	(172)
Payments on finance leases and borrowings for asset financing	(49)	(91)
Taxes paid related to net share settlements of share-based compensation awards	(12)	(17)
Repurchase of common stock	(48)	(2)
Other financing activities, net	(1)	—
Net cash (used in) provided by financing activities	(110)	41
Effect of exchange rate changes on cash and cash equivalents	(3)	2
Net (decrease) increase in cash and cash equivalents	(4)	93
Cash and cash equivalents at beginning of year	1,796	1,224
Cash and cash equivalents at end of period	$1,792	$1,317

Reconciliation of Non-GAAP Financial Measures

Our non-GAAP adjustments include:
•Restructuring costs – includes costs, net of reversals, related to workforce and real estate optimization and other similar charges.
•Transaction, separation and integration-related (“TSI”) costs – includes third party costs related to integration, separation, planning, financing and advisory fees and other similar charges associated with mergers, acquisitions, strategic investments, joint ventures, and dispositions and other similar transactions incurred within one year of such transactions closing, except for costs associated with related disputes, which may arise more than one year after closing.
•Amortization of acquired intangible assets – includes amortization of intangible assets acquired through business combinations.
•Merger related indemnification – represents the Company’s estimate of potential net liability to HPE for tax related indemnifications.
•Gains and losses on real estate and facility sales – gains and losses related to dispositions of real property.
•Impairment losses – non-cash charges associated with the permanent reduction in the value of the Company’s assets (e.g., impairment of goodwill and other long-term assets including fixed assets and impairments to deferred tax assets for discrete changes in valuation allowances). Future discrete reversals of valuation allowances are likewise excluded.
•Tax adjustments – discrete tax adjustments to impair or recognize certain deferred tax assets, adjustments for changes in tax legislation and the impact of merger and divestitures. Income tax expense of all other (non-discrete) non-GAAP adjustments is based on the difference in the GAAP annual effective tax rate (AETR) and overall non-GAAP provision (consistent with the GAAP methodology).

Non-GAAP Results

A reconciliation of reported results to non-GAAP results is as follows:

	Three Months Ended June 30, 2025
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Merger Related Indemnification	Impairment Losses	Tax Adjustments	Non-GAAP Results
Income before income taxes	$67	$37	$1	$87	$2	$14	$—	$208
Income tax expense	49	9	—	20	—	4	(2)	80
Net income	18	28	1	67	2	10	2	128
Less: net income attributable to non-controlling interest, net of tax	2	—	—	—	—	—	—	2
Net income attributable to DXC common stockholders	$16	$28	$1	$67	$2	$10	$2	$126

Effective Tax Rate	73.1%							38.5%

Basic EPS	$0.09	$0.15	$0.01	$0.37	$0.01	$0.06	$0.01	$0.70
Diluted EPS	$0.09	$0.15	$0.01	$0.36	$0.01	$0.05	$0.01	$0.68

Weighted average common shares outstanding for:
Basic EPS	181.10	181.10	181.10	181.10	181.10	181.10	181.10	181.10
Diluted EPS	184.96	184.96	184.96	184.96	184.96	184.96	184.96	184.96

	Three Months Ended June 30, 2024
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Gains and losses on sale of real estate	Non-GAAP Results
Income before income taxes	68	39	7	87	2	203
Income tax expense	43	7	1	15	1	67
Net income	25	32	6	72	1	136
Less: net loss attributable to non-controlling interest, net of tax	(1)	—	—	—	—	(1)
Net income attributable to DXC common stockholders	$26	$32	$6	$72	$1	$137

Effective Tax Rate	63.2%					33.0%

Basic EPS	$0.14	$0.18	$0.03	$0.40	$0.01	$0.76
Diluted EPS	$0.14	$0.17	$0.03	$0.39	$0.01	$0.75

Weighted average common shares outstanding for:
Basic EPS	179.66	179.66	179.66	179.66	179.66	179.66
Diluted EPS	182.93	182.93	182.93	182.93	182.93	182.93

The above tables serve to reconcile the non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Measures” section of the press release for further information on the use of these non-GAAP measures.

Year-over-Year Organic Revenue Growth

	Three Months Ended
	June 30, 2025	June 30, 2024
Total revenue growth	(2.4)%	(6.1)%
Foreign currency	(2.0)%	1.4%
Acquisition and divestitures	0.1%	0.3%
Organic revenue growth	(4.3)%	(4.4)%

CES revenue growth	(2.7)%	(3.0)%
Foreign currency	(2.0)%	1.7%
Acquisition and divestitures	0.3%	0.4%
CES organic revenue growth	(4.4)%	(0.9)%

GIS revenue growth	(3.5)%	(10.1)%
Foreign currency	(2.2)%	1.3%
Acquisition and divestitures	—%	0.2%
GIS organic revenue growth	(5.7)%	(8.6)%

Insurance revenue growth	5.4%	5.3%
Foreign currency	(1.8)%	0.9%
Acquisition and divestitures	—%	—%
Insurance organic revenue growth	3.6%	6.2%

Segment Profit

Segment profit is defined as segment revenues less costs of services, selling, general and administrative, depreciation and amortization, and other segment items. The Company does not allocate to its segments certain operating expenses managed at the corporate level. These unallocated expenses generally include certain corporate function costs, pension and OPEB actuarial and settlement gains and losses, restructuring costs, transaction, separation, and integration-related costs, amortization of acquired intangible assets, impairment losses, gains/(losses) on dispositions of businesses, gains/(losses) on real estate and facility sales, and other costs that do not reflect ongoing segment operating performance. As part of the transition to the new segment structure, the Company updated the assumptions that define which expenses remain in corporate post allocation. The tables below reflect those revised assumptions.

	Three Months Ended
(in millions)	June 30, 2025	June 30, 2024
CES profit	$105	$123
GIS profit	97	101
Insurance profit	33	44
Corporate expenses	(19)	(44)
Adjusted EBIT	216	224
Restructuring costs	(37)	(39)
Transaction, separation and integration-related costs	(1)	(7)
Amortization of acquired intangibles	(87)	(87)
Merger related indemnification	(2)	—
Losses on real estate and facility sales	—	(2)
Impairment losses	(14)	—
EBIT	75	89
Interest income	46	51
Interest expense	(54)	(72)
Income before income tax	67	68
Income tax expense	49	43
Net income	18	25

Segment profit margins
CES	8.4%	9.6%
GIS	6.1%	6.1%
Insurance	10.5%	14.8%

Total Company margins
Adjusted EBIT margin	6.8%	6.9%
EBIT margin	2.4%	2.8%

Source: DXC Technology
Category: Investor Relations